Exhibit 99(a)(1)

COMPANY NOTICE

TO HOLDERS OF

2.00% SENIOR CONVERTIBLE NOTES DUE 2024

ISSUED BY

AUDIOCODES LTD.

CUSIP Numbers: 050732AB2 and 050732AA4

        We refer to the Indenture, dated as of November 9, 2004 (the “Indenture”), between AudioCodes Ltd., an Israeli company (“AudioCodes” or the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”), relating to the Company’s 2.00% Senior Convertible Notes due 2024 (the “Notes”). Pursuant to the Indenture and the Notes, each holder of the Notes (each, a “Holder”) has an option to require the Company to purchase all or a portion of its Notes, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes, promptly after November 9, 2009 (the “Put Right Purchase Date”).

        NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, at the option of each Holder (the “Put Option”), the Notes will be purchased by the Company for a purchase price (the “Put Right Purchase Price”) in cash equal to 100% of the aggregate principal amount of the Notes, together with any accrued and unpaid interest up to, but not including, the Put Right Purchase Date, upon the terms and subject to the conditions set forth in the Indenture, the Notes, this Company Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Option Documents”). Holders may surrender their Notes from October 9, 2009 through 5:00 p.m., New York City time, on November 9, 2009 (the “Expiration Date”). In order to exercise the Put Option, a Holder must follow the procedures contained in the Option Documents. This Company Notice is being sent pursuant to the Indenture and the Notes. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

        The Put Right Purchase Date is an Interest Payment Date under the terms of the Indenture and the Notes. Accordingly, interest accrued to the Put Right Purchase Date will be paid to holders of record of the Notes as of October 24, 2009, which is the Regular Record Date for the November 9, 2009 Interest Payment Date. Unless the Company defaults in making payment of the Put Right Purchase Price promptly after the Put Right Purchase Date, interest will cease to accrue on and after the Put Right Purchase Date, and we expect that there will be no accrued and unpaid interest due as part of the Put Right Purchase Price.

        The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

        To exercise your option to have the Company purchase your Notes and receive payment of the Put Right Purchase Price, you must validly deliver your Notes through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date. Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The right of Holders to surrender Notes for purchase pursuant to the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

        The Paying Agent is U.S. Bank National Association. The address of the Paying Agent is:

U.S. Bank National Association
West Side Flats Operational Center
60 Livingston Avenue
Mail Station EP-MN-WS2N
St. Paul, MN 55107-2292
Attn: Specialized Finance
For questions: (800) 934-6802
Facsimile: (651) 495-8158

        Additional copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.

The date of this Company Notice is October 8, 2009.

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i

        No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, its Board of Directors or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.

        We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4(f)(6) and Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Put Option for ten business days after the expiration of the Put Option.  Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future to redeem the Notes, in whole or in part, and to purchase any of the Notes, whether or not any Notes are purchased by the Company pursuant to the Put Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Put Option and could be for cash or other consideration.  We cannot assure you as to which of these alternatives, if any, or a combination thereof, we will pursue.

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SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about the Put Option.  To understand the Put Option fully and for a more detailed description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete and the remainder of this Company Notice contains additional important information.  We have included page references to direct you to a more detailed description of the topics in this summary.

Who is obligated to purchase my Notes?

        AudioCodes Ltd., an Israeli Company (“AudioCodes” or the “Company”), is obligated, at your option, to purchase promptly after November 9, 2009 (the “Put Right Purchase Date”) its 2.00% Senior Convertible Notes due 2024 (the “Notes”) held by you.  (See page 5)

Why are you obligated to purchase my Notes?

        The right of each holder of the Notes (each, a “Holder”) to sell, and our obligation to purchase, the Notes pursuant to the Put Option is a term of the Notes under the Indenture, dated as of November 9, 2004 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and has been a right of Holders from the time the Notes were issued.  We are required to purchase the Notes of any Holder exercising the Put Option pursuant to the terms of the Notes and the Indenture.  (See page 6)

What securities are you obligated to purchase?

        We are obligated to purchase all of the Notes surrendered at the option of the Holder thereof.  As of October 1, 2009, there was $74,998,000 in aggregate principal amount of the Notes outstanding.  (See page 6)

How much will you pay and what is the form of payment?

        Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a purchase price (the “Put Right Purchase Price”) equal to 100% of the aggregate principal amount of the Notes, together with any accrued and unpaid interest up to, but not including, the Put Right Purchase Date, with respect to any and all Notes validly surrendered for purchase and not withdrawn.  The Put Right Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our ordinary shares, nominal value NIS 0.01 per share (“Ordinary Shares”).  The Put Right Purchase Date is an Interest Payment Date under the terms of the Indenture.  Accordingly, interest accrued to the Put Right Purchase Date will be paid to holders of record of the Notes as of October 24, 2009, which is the Regular Record Date for the November 9, 2009 Interest Payment Date. Unless the Company defaults in making payment of the Put Right Purchase Price promptly after the Put Right Purchase Date, interest will cease to accrue on and after the Put Right Purchase Date, and we expect that there will be no accrued and unpaid interest due as part of the Put Right Purchase Price.  (See pages 6 and 7)

How can I determine the market value of the Notes?

        There is no established reporting system or market for trading in the Notes.  To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Ordinary Shares, our operating results and the market for similar securities.  Holders are urged to obtain current market information for the Notes, to the extent available, and our Ordinary Shares before making any decision with respect to the Put Option.  Our Ordinary Shares, into which the Notes are convertible, are listed on the Nasdaq Global Select Market (“NASDAQ”) and The Tel Aviv Stock Exchange (the “TASE”) under the symbol “AUDC”.  On October 1, 2009, the closing sale price of our Ordinary Shares on NASDAQ was $1.98 per share and on the TASE was NIS 7.632 per share.  (See pages 7 through 9)

Is the Company making any recommendation about the Put Option?

        None of the Company or its Board of Directors or employees are making any recommendation as to whether you should exercise or refrain from exercising the Put Option.  You must make your own decision whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.  (See pages 6 and 7)

When does the Put Option expire?

        The Put Option expires at 5:00 p.m., New York City time, on November 9, 2009 (the “Expiration Date”).  We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).  (See page 6)

What are the conditions to the Company’s purchase of the Notes?

        Provided that the Company’s purchase of validly surrendered Notes is not unlawful, the purchase will not be subject to any conditions other than satisfaction of the procedural requirements described in this Company Notice.  Delivery of Notes by book-entry transfer electronically through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) is a condition to the payment of the Put Right Purchase Price to the Holder of such Notes.  (See pages 6, 7 and 10)

How do I surrender my Notes?

        To surrender your Notes for purchase pursuant to the Put Option, you must surrender the Notes to the Paying Agent through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

        Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

        Holders who are DTC participants should surrender their Notes to the Paying Agent electronically through ATOP, subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.

        You bear the risk of untimely surrender of your Notes.  You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.  By surrendering your Notes to the Paying Agent through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice.  (See page 12)

If I exercise the Put Option, when will I receive payment for my Notes?

        We will accept for payment all validly surrendered Notes promptly upon expiration of the Put Option.  We will, prior to 5:00 p.m., New York City time, on November 10, 2009, deposit with the Paying Agent the appropriate amount of cash required to pay the Put Option Purchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder.  DTC will thereafter distribute the cash to its participants in accordance with its procedures.  (See page 13)

        Your delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Put Option Purchase Price for such Notes.

Can I withdraw previously surrendered Notes?

        Yes.  To withdraw previously surrendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

        You bear the risk of untimely withdrawal of previously surrendered Notes.  You must allow sufficient time for completion of the DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.  (See pages 12 and 13)

Do I need to do anything if I do not wish to exercise the Put Option?

        No.  If you do not surrender your Notes before the expiration of the Put Option, we will not purchase your Notes and such Notes will remain outstanding subject to their existing terms.  (See page 9 and 10)

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

        No.  You may surrender all of your Notes, a portion of your Notes or none of your Notes.  If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or a multiple of $1,000. (See page 9)

If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

        Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of the Notes into our Ordinary Shares, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. (See page 7)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Notes for purchase pursuant to the Put Option?

        The receipt of cash in exchange for Notes in connection with the exercise of the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize income, gain or loss. We recommend that you consult with your own tax advisor regarding the actual tax consequences to you. (See pages 15 through 18)

Who is the Paying Agent?

        U.S. Bank National Association, the trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone and fax numbers are set forth on the front cover of this Company Notice.

Whom can I contact if I have questions about the Put Option?

        Questions and requests for assistance in connection with the Put Option may be directed to the Paying Agent at the address and telephone and fax numbers set forth on the front cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

    1.       Information Concerning the Company. AudioCodes Ltd. an Israeli Company (“AudioCodes” or the “Company”), is obligated to purchase its 2.00% Senior Convertible Notes due 2024 (the “Notes”) which have been surrendered for purchase pursuant to the Put Option and not withdrawn. The Notes are convertible into ordinary shares, nominal value NIS 0.01 per share, of the Company (“Ordinary Shares”), or, at the Company’s option, cash or a combination of cash and Ordinary Shares, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The Company is both the “filing person” and the “subject company.”

        AudioCodes was incorporated in 1992 under the laws of the State of Israel. Our agent in the United States is AudioCodes Inc., 2009 Gateway Plaza, San Jose California 95134.

        We design, develop and sell products for voice, data and video over IP networks. In broad terms, VoP networks consist of key network elements such as software switches, Internet protocol, or IP, phones and media gateways. Our network and technology products primarily provide voice the media gateway element in the network. Media gateways connect legacy and IP networks. They essentially receive the legacy format of communication and convert it to an IP communication and vice versa. Typically, media gateways utilize compression algorithms to compress the amount of information and reduce the amount of bandwidth required to convey the information (for example, a voice communication).

        We typically categorize our products into two main business lines: network and technology. Network products consist of customer premises equipment (CPE) media gateways for the enterprise and service provider (or carrier) markets and of carrier grade oriented low and mid density media gateways for service providers. Complementing our media gateways as Network products are our media server, session border controller, security gateway and value added application products. Technology products are enabling in nature and consist of our chips and boards business products. These are sold primarily to original equipment manufacturers, or OEMs through distribution channels. Our chips and boards serve as building blocks that our customers incorporate in their products. In contrast, our networking products are used by our customers as part of a broader technological solution and are a box level product that interacts directly with other third party products.

        Our principal executive offices are located at 1 Hayarden Street, Airport City, Lod, 70151, Israel, and our main telephone number at that address is (972) 3-976-4000.

    2.       Information Concerning the Notes. On November 9, 2004, we issued $100,000,000 in aggregate principal amount of the Notes. On November 16, 2004, we issued an additional $25,000,000 in aggregate principal amount of the Notes. Cash interest accrues on the Notes at the rate of 2.00% per annum and is payable semi-annually on May 9 and November 9 of each year (each, an “Interest Payment Date”) to the person in whose name a Note is registered at the close of business on the preceding April 24 or October 24 (each, a “Regular Record Date”), as the case may be. The Notes mature on November 9, 2024. As of October 1, 2009, there was $74,998,000 in aggregate principal amount of the Notes outstanding.

    2.1       The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, dated as of November 9, 2004 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), we are obligated to purchase all of the Notes validly surrendered and not withdrawn, at the Holder’s option (the “Put Option”), promptly after November 9, 2009 (the “Put Right Purchase Date”).

        The Put Option will expire at 5:00 p.m., New York City time, on November 9, 2009 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).

        The purchase by the Company of validly surrendered Notes is not subject to any conditions other than that the Company’s purchase is not unlawful and satisfaction of the procedural requirements described in this Company Notice.

        If any Notes remain outstanding following the expiration of the Put Option, the Company will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on November 9, 2014 and November 9, 2019, in each case at a purchase price in cash equal to the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the purchase date thereof.

    2.2       Put Right Purchase Price. Pursuant to terms of the Indenture and the Notes, the purchase price to be paid by the Company for the Notes in cash promptly after the Put Right Purchase Date is 100% of the aggregate principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the Put Right Purchase Date (the “Put Right Purchase Price”).  The Put Right Purchase Date is an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued to the Put Right Purchase Date will be paid to holders of record of the Notes as of October 24, 2009, which is the Regular Record Date for the November 9, 2009 Interest Payment Date. Unless the Company defaults in making payment of the Put Right Purchase Price promptly after the Put Right Purchase Date, interest will cease to accrue on and after the Put Right Purchase Date, and we expect that there will be no accrued and unpaid interest due as part of the Put Right Purchase Price. Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000 or a multiple of $1,000. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with The Depository Trust Company (“DTC”) is a condition to the payment of the Put Right Purchase Price to the Holder of such Notes.

        The Put Right Purchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes (for which there is no established reporting system or trading market) or to our Ordinary Shares. Thus, the Put Right Purchase Price may be significantly higher or lower than the current market price of the Notes. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Ordinary Shares before making a decision whether to surrender their Notes for purchase.

        None of the Company or our Board of Directors or employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his or her own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on such Holder’s assessment of the current market value of the Notes and our Ordinary Shares and other relevant factors.

        We recommend that you also consult with your tax and financial advisors with respect to the tax consequences of exercising the Put Option, including the applicability and effect of any U.S. federal, state and local law and any Israeli tax or other non-U.S. tax consequences in light of your own particular circumstances.

    2.3       Conversion Rights of the Notes. The Notes are convertible into our Ordinary Shares, or, at the Company’s option, cash or a combination of cash and Ordinary Shares, in accordance with and subject to the terms of the Indenture and the Notes. The conversion rate of the Notes is 53.4474 Ordinary Shares per $1,000 principal amount of the Notes (which is equal to a conversion price of approximately $18.71). The Paying Agent is currently acting as Conversion Agent for the Notes. The Conversion Agent can be contacted at the address and telephone and fax numbers set forth on the front cover of this Company Notice.

        Holders who do not surrender their Notes for purchase pursuant to the Put Option, or who validly withdraw a surrender of their Notes in compliance with the withdrawal procedures described in Section 4 of this Company Notice, will maintain the right to convert their Notes into Ordinary Shares subject to the terms, conditions and adjustments specified in the Indenture and the Notes. If a Holder validly surrenders its Notes for purchase pursuant to the Put Option, the Holder may not convert its surrendered Notes unless it validly withdraws the Notes in compliance with the procedures described in Section 4 of this Company Notice.

    2.4       Market for the Notes and our Ordinary Shares. There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Ordinary Shares, our operating results and the market for similar securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of the Notes, if any, pursuant to the Put Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Put Option.

        Our Ordinary Shares, into which the Notes are convertible, are listed on the Nasdaq Global Select Market (“NASDAQ”) and The Tel Aviv Stock Exchange (the “TASE”) under the symbol “AUDC”.

        The following table sets forth, for the periods indicated, the high and low sales prices of our Ordinary Shares as reported by NASDAQ:

Calendar Period		Price Per Share
		High	Low

2009
	Third quarter	$2.40	$1.37
	Second quarter	$1.60	$1.16
	First quarter	$1.90	$0.92
2008
	Fourth quarter	$2.63	$1.47
	Third quarter	$4.42	$2.31
	Second quarter	$4.73	$3.62
	First quarter	$5.26	$2.50
2007
	Fourth quarter	$7.04	$4.87
	Third quarter	$6.59	$4.55
	Second quarter	$7.19	$5.01
	First quarter	$10.40	$6.60

        The following table sets forth, for the periods indicated, the high and low sales prices of our ordinary shares as reported by the TASE. All share prices shown in the following table are in NIS. As of December 31, 2008, the exchange rate was equal to approximately 3.802 NIS per U.S. $1.00.

Calendar Period		Price Per Share

2009
	Third quarter	NIS	8.30	NIS	5.50
	Second quarter	NIS	6.64	NIS	4.70
	First quarter	NIS	7.33	NIS	4.26
2008
	Fourth quarter	NIS	9.20	NIS	5.72
	Third quarter	NIS	15.22	NIS	8.46
	Second quarter	NIS	15.62	NIS	12.14
	First quarter	NIS	20.20	NIS	10.81
2007
	Fourth quarter	NIS	28.00	NIS	18.90
	Third quarter	NIS	27.78	NIS	19.32
	Second quarter	NIS	28.66	NIS	22.00
	First quarter	NIS	44.00	NIS	27.82

        On October 1, 2009, the closing sale price of our Ordinary Shares on NASDAQ was $1.98 per share and on the TASE was NIS 7.632 per share.  As of October 1, 2009, there were 45,568,761 Ordinary Shares outstanding (excluding treasury shares).

        The Holders of Notes are not entitled to dividends. Upon conversion into Ordinary Shares, the Holders will be entitled to dividends, if any, paid to holders of Ordinary Shares. The Company historically has not paid dividends on its Ordinary Shares.

        We urge you to obtain current market information for the Notes, to the extent available, and our Ordinary Shares before making any decision whether to exercise or refrain from exercising the Put Option.

    2.5       Optional Redemption. Beginning on November 9, 2009, the Notes are redeemable for cash at any time at our option, in whole or in part, at a redemption price equal to $1,000 per $1,000 principal amount of Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as provided for in the Indenture and the Notes.

    2.6       Holder’s Right to Require Purchase on Put Right Purchase Dates. Each Holder may require us to purchase all or any part of his or her Notes promptly after November 9, 2009, November 9, 2014 and November 9, 2019, each of which is a “Put Right Purchase Date”, at a Put Right Purchase Price in cash equal to 100% of the principal amount of Notes to be purchased pursuant to the Holder’s exercise of its Put Option, together with any accrued and unpaid interest up to, but not including, the applicable Put Right Purchase Date.

    2.7       Fundamental Change. If there shall have occurred a Fundamental Change, a Holder may require the Company to purchase all or any portion of such Holder’s Notes, in whole multiples of $1,000, at a cash purchase price equal to 100% of the Notes to be purchased, together with accrued and unpaid interest, if any, to, but not including, the Fundamental Change Purchase Date, unless the Fundamental Change Purchase Date falls after a Regular Record Date but on or prior to the corresponding Interest Payment Date, in which case the Company will pay the accrued and unpaid interest becoming due on such Interest Payment Date to the Holders of such Notes registered as such on the relevant Regular Record Date, and the Fundamental Change Purchase Price will not include such interest payment.

    2.8       Ranking. The Notes are our general unsecured senior obligations, equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The Notes are effectively subordinated to all of our existing and future secured debt as to the assets securing such debt and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The Notes are not guaranteed by any of our subsidiaries.

    3.       Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Put Right Purchase Price for their Notes unless they validly surrender (and do not thereafter withdraw) the Notes on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or a multiple of $1,000.

        If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date or if they withdraw validly surrendered Notes before 5:00 p.m., New York City time, on the Expiration Date, their Notes will not be purchased and will remain outstanding subject to the existing terms of the Notes and the Indenture.

        You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Put Option. However, there may be commissions you need to pay your broker in connection with the surrender of the Notes.

    3.1       Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.

        This Company Notice constitutes the “Company Put Right Notice” described in the Indenture and delivery of the Notes via ATOP will satisfy the Holders’ requirement for delivery of a “Put Right Purchase Notice” as defined and described in the Indenture. Delivery of Notes, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

3.2 Agreement to be Bound by the Terms of the Put Option. By surrendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

—	such Notes shall be purchased as of the Put Right Purchase Date pursuant to the terms and conditions set forth in this Company Notice;

—	such Holder agrees to all of the terms of this Company Notice;

—	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notices required pursuant to the Indenture;

—	upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes, and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Put Right Purchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

—	such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

—	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

—	such Holder understands that all Notes properly surrendered for purchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Put Right Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes and the other Option Documents;

—	payment for Notes purchased pursuant to the Company Notice will be made by deposit of the Put Right Purchase Price for such Notes with the Paying Agent, which will act as agent for Holders surrendering Notes for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

—	surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

—	all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

—	the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

—	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3 Delivery of Notes.

        Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.

        Notes in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Notes by:

—	Delivering to the Paying Agent's account at DTC through DTC's book-entry system his or her beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

—	electronically transmitting his or her acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message”means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Put Option and that such participant has received and agrees to be bound by the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.

        In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of, and agreement to be bound by the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.

        You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

        If the Paying Agent holds, in accordance with the terms of the Indenture, cash sufficient to pay the Put Right Purchase Price of all Notes for which a Put Right Purchase Notice has been tendered and not withdrawn on the Put Right Purchase Date, then, on the close of business on November 10, 2009, such Notes will cease to be outstanding, whether or not the Notes have been delivered to the Paying Agent, and the rights of the Holder in respect thereof shall terminate, other than the right to receive the Put Right Purchase Price, and interest will cease to accrue on such Notes.

    4.       Right of Withdrawal. Notes surrendered for purchase may be withdrawn at any time if withdrawn in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Notes, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC. This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Notes before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:

—	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

—	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

—	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

        You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

    5.       Payment for Surrendered Notes. We will, prior to 5:00 p.m., New York City time, on November 10, 2009, deposit with the Paying Agent the appropriate amount of cash required to pay the Put Right Purchase Price for the surrendered Notes, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Notes (and not validly withdrawn such delivery) prior to 5:00 p.m., New York City time, on the Expiration Date. Your delivery of the Notes to the Paying Agent by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Put Right Purchase Price for such Notes.

        The total amount of funds required by us to purchase all of the Notes is $74,998,000 (assuming that all of the Notes are validly surrendered for purchase and accepted for payment). In the event any Notes are surrendered and accepted for payment, we intend to use cash on hand to purchase the Notes. We do not have any alternative financing plans.

    6.       Notes Acquired. Any Notes purchased by us pursuant to the Put Option will be canceled by the Trustee, pursuant to the terms of the Indenture.

    7.       Plans or Proposals of the Company. Except as described in these materials or in our filings with the Securities and Exchange Commission (the “SEC”) or as previously publicly announced, we currently have no plans which would be material to a Holder’s decision to exercise the Put Option, which relate to or which would result in:

—	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

—	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

—	any material change in our present dividend policy, indebtedness or capitalization;

—	any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors;

—	any other material change in our corporate structure or business;

—	any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

—	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

—	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

—	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

—	any changes in our memorandum or articles of association or other governing instruments, or other actions that could impede the acquisition of control of us.

    8.       Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” subsidiary of any such person, has any beneficial interest in the Notes, or has engaged in any transaction in the Notes during the 60 days preceding the date of this Company Notice. A list of our executive officers and directors is attached to this Company Notice as Schedule A. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.

        Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Ordinary Shares, as disclosed by us prior to the date hereof, and a Founder’s Agreement and Shareholders Agreement filed as exhibits to our Annual Report on Form 20-F incorporated by reference herein. In addition, except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

    9.       Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Put Option, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Notes as described in this Company Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.

    10.       Purchases of Notes by the Company and Its Affiliates. The Company made no purchases of the Notes during the 60 days preceding the date of this Company Notice.

        Effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Put Option until at least the tenth business day after the Put Right Purchase Date. Following such time, if any Notes remain outstanding, we may exercise our right to redeem such Notes, in whole or in part, in accordance with the Indenture (as described in Section 2.5 of this Company Notice), and we and our affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Put Right Purchase Price, or which may be paid in cash or other consideration. Any decision to purchase Notes after the Put Right Purchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes delivered for purchase pursuant to the Put Option, the market price of our Ordinary Shares, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to the Holders of the Notes than the terms of the Put Option as described in this Company Notice.

    11.       Certain U.S. Federal Income Tax Considerations.

        The following is a summary of certain U.S. federal income tax considerations that may be relevant to Holders who dispose of Notes pursuant to their exercise of the Put Option. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code, published rulings and administrative and judicial interpretations of the Code, all as currently in effect and all of which are subject to change, possibly with retroactive effect. It is addressed only to Holders that hold Notes as capital assets within the meaning of the Code and does not discuss all the tax considerations that may be relevant to Holders in light of their particular circumstances or to Holders subject to special rules, such as financial institutions, regulated investment companies, real estate investment trusts, Holders subject to the alternative minimum tax, insurance companies, pension funds, tax-exempt organizations, grantor trusts or certain other pass-through entities, dealers in securities or currencies, traders who elect to mark to market their securities, Holders holding Notes as part of a hedging or constructive sale transaction, “straddle,” conversion transaction or other integrated transaction and Holders whose functional currency is not the United States dollar. If an entity treated as a partnership for U.S. federal income tax purposes holds any Notes, the tax treatment of a partner of such partnership generally will depend on the status of the partner and upon the activities of the partnership. If you are a partnership, or partner of a partnership, holding any Notes, we suggest you consult your own tax advisor.

        This summary addresses only U.S. federal income tax considerations and does not address any state, local or foreign tax considerations or tax considerations under other federal tax laws. We have not requested a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax considerations which may be relevant to a Holder who exercises the Put Option, and there can be no assurance that the IRS would not disagree with any portion of this discussion.

        For the purpose of this discussion, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual who is either a U.S. citizen or a resident of the U.S. for U.S. federal income tax purposes, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source of its income, and (iv) a trust, if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. For the purpose of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Notes that is neither a U.S. Holder nor a person subject to the rules applicable to former U.S. citizens as long-term residents.

        WE RECOMMEND THAT EACH HOLDER INTENDING TO EXERCISE THE PUT OPTION CONSULT WITH ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE AND LOCAL CONSEQUENCES, AND ANY NON-U.S. TAX CONSEQUENCES, TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

11.1 U.S. Holders

        Exercise of Put Option. A U.S. Holder’s surrender of a Note for purchase by us in connection with the U.S. Holder’s exercise of the Put Option will be a taxable transaction. In general, such U.S. Holder will recognize taxable gain or loss equal to the difference between the (i) the amount of the payment received by such U.S. Holder in consideration for the surrender of the Note, and (ii) such U.S. Holder’s adjusted tax basis in the Note at the time of our purchase of the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the U.S. dollar value of the purchase price paid by the U.S. Holder for such Note plus any accrued “market discount” (as described below) on such Note previously included by such U.S. Holder in ordinary income. Subject to the market discount rules and passive foreign investment company rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such Note has been held or is deemed to have been held for more than one year at the time of our purchase of the Note. Individual U.S. Holders currently are subject to a maximum tax rate of 15% on most long-term capital gains. If a U.S. Holder’s holding period for its Note on the date of our purchase of the Note is one year or less, such gain or loss will be a short-term capital gain or loss. Short-term capital gains generally are taxed at the same rates applicable to ordinary income, and capital losses generally are deductible only against capital gains and not against ordinary income, except that noncorporate U.S. Holders are allowed to deduct annually from ordinary income up to $3,000 of net capital losses. The gain or loss realized by a U.S. Holder in connection with its exercise of the Put Option generally will be treated as U.S.-source income for U.S. foreign tax credit purposes, subject to certain exceptions relating to any accrued but unpaid interest, offsetting positions and other situations. Payments received by a U.S. Holder from us which are attributable to accrued interest on its Notes will be taxable as ordinary income (to the extent not previously included in income by such U.S. Holder).

        In general, subject to a specified de minimis exception, if a U.S. Holder purchased a Note at a discount (a “market discount”) from the principal amount of such Note, such U.S. Holder will be required to treat as ordinary income the lesser of the gain realized on the surrender of the Note or the market discount that accrued while it held the Note, less accrued market discount on the Note previously included in ordinary income by such U.S. Holder. A U.S. Holder that acquired a Note at a premium should consult its own tax advisor regarding the U.S. federal income tax consequences of surrendering the Note for purchase by us in connection with the U.S. Holder’s exercise of the Put Option.

        If we were to be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any year during a U.S. Holder’s holding period of a Note and the U.S. Holder has not made a “QEF election” or a “mark-to-market election” (both as described in “Item 10E. Taxation – United States Federal Income Tax Considerations – Passive Foreign Investment Company Status” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2008 (the “2008 Annual Report”)), the IRS could assert that a U.S. Holder is subject to the same treatment under the PFIC rules as a holder of our ordinary shares because the Notes are convertible into our ordinary shares, in which case any gain recognized by the U.S. Holder in connection with the exercise of the Put Option would have to be treated as ordinary income, rather than as capital gain (as described above), allocated over the U.S. Holder’s holding period of the Note and subjected to an interest charge on the amount of deferred tax with respect to such income over the U.S. Holder’s holding period. As indicated in the 2008 Annual Report, however, we do not believe that we were a PFIC during 2004, 2005, 2006, 2007 or 2008. Accordingly, any gain recognized by a U.S. Holder in connection with the exercise of the Put Option would not be characterized as ordinary income instead of capital gain and would not be subject to an interest charge on the amount of deferred tax with respect to such income over the U.S. Holder’s holding period. There can be no assurance, however, that the IRS would concur with such conclusion or that we will not be deemed a PFIC for 2009 or for any future tax year. U.S. Holders are urged to refer to the discussion of our PFIC status and the U.S. federal income tax consequences of such status contained in the 2008 Annual Report and to consult their own tax advisors for guidance as to our status as a PFIC and the effects of such status on the U.S. federal income tax consequences of the exercise of the Put Option.

        Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for its surrender of a Note for purchase by us in connection with such U.S. Holder’s exercise of the Put Option, unless such U.S. Holder is an exempt recipient (such as a corporation). A U.S. Holder also may be subject to backup withholding with respect to such payment, unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules, or (ii) is a corporation or other exempt recipient and, when required, provides a certification of such fact. Any amounts withheld under the backup withholding rules may be credited against the U.S. Holder’s U.S. federal income tax liability. A U.S. Holder that does not provide its correct taxpayer identification number may be subject to IRS penalties.

11.2 Non-U.S. Holders

        Exercise of Put Option. Subject to the discussion below concerning information reporting and backup withholding, a payment to a Non-U.S. Holder in consideration for its surrender of a Note for purchase by us in connection with the Non-U.S. Holder’s exercise of the Put Option will not be subject to U.S. federal income tax, unless (i) the gain realized by the Non-U.S. Holder as a result of such payment is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and, if required by an applicable income tax treaty as a condition to subjecting the Non-U.S. Holder to U.S. taxation on a net income basis, such income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, or (ii) the Non-U.S. Holder is an individual who was present in the United States for at least 183 days during the tax year in which such payment is made and other specified conditions are met. Income that is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder generally is subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. Holder. In addition, if a corporate Non-U.S. Holder recognizes “effectively connected” income, the Non-U.S. Holder may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty providing a lower rate.

        Information Reporting and Backup Withholding. A payment to a Non-U.S. Holder in consideration for its surrender of a Note for purchase by us in connection with the Non-U.S. Holder’s exercise of the Put Option generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability by timely furnishing required information to the IRS.

        THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO HOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF EXERCISE OF THE PUT OPTION, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

    12.        Certain Material Israeli Tax Considerations.

        The following discussion summarizes the material Israeli tax consequences that may be relevant to Holders who dispose of Notes pursuant to their exercise of the Put Option. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed below. There can be no assurance that the Israeli Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax consequences discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or certain types of Holders subject to special treatment.

        The tax discussion set forth below is based on present law. Because individual circumstances may differ, we recommend that you consult your tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

        The summary below does not discuss the effects of any non-Israeli tax laws. For a discussion of certain U.S. federal income tax consequences, see above under “Certain Material U.S. Federal Income Tax Considerations.”

        Characterization of the Exercise of the Put Option. The receipt of cash for the surrendered Notes pursuant to the exercise of the Put Option generally will be treated as a taxable transaction for Israeli income tax purposes in which a Holder of Notes will be treated as having sold such Notes. In additional, the payment of interest on the Notes on the Put Right Purchase Date, which is also an Interest Payment Date, will also be treated as a taxable transaction for Israeli income tax purposes.

        Non-Israeli Residents. Capital Gains. Israeli law generally imposes a capital gains tax on capital gains derived from the sale of securities and other Israeli capital assets, including notes of an Israeli resident company (such as AudioCodes), unless a specific exemption is available or unless a treaty between Israel and the country of the non-resident provides otherwise, such as the U.S.-Israel tax treaty referred to below. The capital gain or loss amount is equal to the consideration received by the Holder for the Notes less the Holder’s tax basis in the Notes. In certain cases, depending on the date the Notes were acquired by the Holder and the Holder’s country of residency, gains from sales of Notes will be tax exempt for nonresidents of Israel.

        Interest Income. Nonresidents of Israel are subject to income tax on income accrued or derived from sources in Israel. These sources of income may include passive income, such as interest paid on the Notes. Pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the maximum tax on interest paid to a U.S. treaty resident holding Notes that AudioCodes is required to withhold is 17.5%. For residents of other countries who are not substantial shareholders, unless a different rate is provided in a treaty between Israel and the country of residence of such Holder of Notes, the maximum tax that AudioCodes is required to withhold is 20% on all distributions of interest.

        Additional Amounts. If AudioCodes is required to withhold or deduct on account of Israeli taxes with respect to principal or interest payments made to a Holder other than as a result of other connections such Holder may have to Israel, AudioCodes will pay to such Holder (and no other Holders), subject to the terms of the Indenture, Additional Amounts (as defined in the Indenture) as may be necessary in order for the principal or interest payments received by such Holder after deduction or withholding for or on account of any Israeli taxes, to be equal to the principal or interest payments otherwise due and payable by AudioCodes if such principal or interest payments had not been subject to such withholding or deduction. However, regardless if a Holder is paid Additional Amounts by AudioCodes, such Holder may be required to report its sale with the ITA depending on such Holder’s individual circumstances, including the date such Holder purchased the Notes, the Holder’s country of residency, as well as other factors. We recommend that each Holder consult its tax advisors concerning its Israeli tax consequences.

        Israeli Residents. Capital Gains. Pursuant to the Ordinance and the regulations promulgated thereunder, the tax rate applicable to capital gains derived from the sale of the Notes pursuant to the exercise of the Put Option is generally 20% for Israeli individuals and 25% for Israeli companies. The gross proceeds payable to an Israeli Holder exercising the Put Option generally will be subject to Israeli withholding tax at the rate of 20% of the Holder’s gain in the case the Holder is an individual and 25% in the case the Holder is a company.

        Interest Income. The tax rate applicable to interest income derived by Israeli individuals is generally 20%. Israeli companies are generally subject to the corporate tax rate on interest income derived from the Notes (currently 26%). The interest income payable to an Israeli Holder generally will be subject to Israeli withholding tax at the rate of 20% of the interest income.

        The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of Holders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld unless such Holder is entitled to be paid Additional Amounts, as described above. If Israeli withholding tax results in an overpayment of Israeli taxes, the Holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

        The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or description of all potential Israeli tax effects relevant to Holders who dispose of Notes pursuant to their exercise of the Put Option. We recommend that the Holders consult their tax advisors concerning the Israeli and non-Israeli tax consequences to them disposing of Notes pursuant to their exercise of the Put Option.

    13.       Additional Information. This Company Notice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Company Notice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision as to whether to exercise or refrain from exercising the Put Option:

—	our Annual Report on Form 20-F for the fiscal year ended December 31, 2008;

—	the information set forth in the second, seventh, eighth and ninth paragraphs of, and the condensed consolidated balance sheets, condensed consolidated statements of operations and condensed consolidated statements of cash flows contained in, the press release attached as Exhibit 1 to our Report on Form 6-K filed with the SEC on May 6, 2009;

—	the information set forth in the second, fifth and sixth paragraphs of, and the condensed consolidated balance sheets, condensed consolidated statements of operations and condensed consolidated statement of cash flows contained in, the press release attached as Exhibit 1 to our Report on Form 6-K filed with the SEC on August 6, 2009; and

—	the description of our ordinary shares contained in our Registration Statement on Form 8-A (File No. 0-30070) filed with the SEC pursuant to Section 12(g) of the Exchange Act on May 21, 1999.

        These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

        You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov. You may also access the information we file electronically with the SEC through our website at http://www.audiocodes.com. Our website does not form part of this Company Notice.

        We will also provide without charge to each person to whom we deliver a copy of this Company Notice, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Yuval Somekh
AudioCodes Ltd.
1 Hayarden Street
Airport City, Lod, 70151, Israel
Telephone: (972) 3-976-4235
Facsimile: (972) 3-976-4044
E-mail: Yuval.Somekh@audiocodes.com

        As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Company Notice, you should rely on the statements made in the most recent document.

        In making your decision as to whether to exercise the Put Option, you should read the information about us contained in this Company Notice together with the information contained in the documents to which we have referred you.

    14.       No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Put Option.

    15.       Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Notes, as applicable.

    16.       Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

        None of the Company or our Board of Directors or employees is making any recommendation to any Holder as to whether toexercise or refrain from exercising the Put Option. Each Holder must make his or her own decision whether to exercise the PutOption and, if so, the principal amount of Notes for which to exercise the Put Option based on his or her own assessment ofcurrent market value and other relevant factors.

AudioCodes Ltd.

SCHEDULE A
INFORMATION ABOUT THE DIRECTORS, SENIOR EXECUTIVE OFFICERS
AND KEY EMPLOYEES OF THE COMPANY

        The table below sets forth information about our directors, senior executive officers and key employees as of October 1, 2009. To the best of our knowledge after making reasonable inquiry, none of our directors, senior executive officers or key employees has beneficial ownership in the Notes.

Name	Position

Shabtai Adlersberg	Chairman of the Board, President and Chief Executive Officer
Nachum Falek	Vice President and Chief Financial Officer
Hanan Maoz	Vice President, Business Operations
Eyal Frishberg	Vice President, Operations
Eli Nir	Vice President, Research and Development
Lior Aldema	Vice President, Marketing and Product Management
Yehuda Hershkovici	Vice President, Systems
Tal Dor	Vice President, Human Resources
Gary Drutin	Vice President, Global Sales
Moshe Tal	Vice President, North American Business Operations
Joseph Tenne	Director
Dr. Eyal Kishon	Director
Doron Nevo	Director
Osnat Ronen	Director

        The business address and telephone number of each director, senior executive officer and key employee named above is c/o AudioCodes Ltd., 1 Hayarden Street, Airport City, Lod, 70151, Israel, telephone (972) 3-976-4000.

A - 1